                                                                    EXHIBIT 12-1


              MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                           Twelve Months Ended  Twelve Months Ended  Twelve Months Ended
                                           -------------------  -------------------  -------------------
                                           September 30, 1996    December 31, 1995    December 31, 1994
                                           -------------------  -------------------  -------------------

EARNINGS AS DEFINED (1)
Pre-tax Income (2).......................        $132,421             $112,727             $ 89,707
Fixed charges............................          50,610               45,637               39,663
                                                 --------             --------             --------
  Earnings as defined....................        $183,031             $158,364             $129,370
                                                 ========             ========             ========

FIXED CHARGES AS DEFINED (1)
Interest on long-term debt...............        $ 40,415             $ 35,820             $ 27,948
Interest on other borrowed funds.........           7,620                7,053                9,093
Amortization of debt discounts, premium
  and expense............................           1,077                  996                  950
Interest implicit in rentals (3).........           1,498                1,768                1,672
                                                 --------             --------             --------
  Fixed charges as defined...............        $ 50,610             $ 45,637             $ 39,663
                                                 ========             ========             ========

Ratio of Earnings to Fixed Charges.......            3.62                 3.47                 3.26
                                                 ========             ========             ========
----------------------------

Notes:
-----
(1) Earnings and fixed charges are defined and computed in accordance with Item 503 of Regulation S-K.
(2) This amount represents the aggregate of (a) the pre-tax income of MichCon,
    (b) MichCon's share of pre-tax income of its 50% owned companies and (c) any income actually received from less than 50% owned companies.
(3) This amount is estimated to be a reasonable approximation of the interest portion of rentals.

MichCon is a guarantor of certain other debt. Fixed charges related to such debt are deemed to be immaterial and therefore have been excluded from the above ratios.